Exhibit 99.1

®

Investor and Media Contact:
Stacie D. Byars
Director, Communications
Targeted Genetics
206.521.7392

TARGETED GENETICS REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS

Seattle, WA – April 26, 2004 – Targeted Genetics Corporation (NASDAQ: TGEN) today announced its financial results for the first quarter of 2005. As previously announced, the Company will hold a conference call with analysts at 10:00 AM EDT today. The call will be broadcast live and can be accessed, along with replay information, at www.targetedgenetics.com.

For the first quarter of 2005, the Company reported a net loss of $4.7 million, or $0.05 per common share, compared to a net loss of $4.9 million, or $0.07 per common share, for the first quarter of 2004. Revenue for the first quarter of 2005 was $2.0 million, compared to $1.3 million for the same quarter in the prior year. Revenue in 2005 and 2004 consists primarily of development revenue earned under the HIV/AIDS vaccine collaboration with the International AIDS Vaccine Initiative (IAVI).

“We are focused on advancing our clinical programs as well as leveraging value from our development infrastructure, and we have made significant progress on both already this year,” said H. Stewart Parker, president and chief executive officer of Targeted Genetics. “Specifically, we continue to accrue patients in our Phase I inflammatory arthritis trial with the goal of providing data mid-year. In our HIV/AIDS vaccine program, we released preliminary data of the ongoing Phase I trial in Europe demonstrating a well-tolerated safety profile and have extended this study to include India. Pending regulatory approvals, we plan to further expand this trial to evaluate the safety and immunogenicity of the vaccine after a second dose. We also completed our Phase II study in cystic fibrosis, however were disappointed the data revealed that we did not meet the primary endpoint and have discontinued the program. Finally, we entered into two important collaborations, adding preclinical programs to our pipeline in congestive heart failure and Huntington’s disease, and are now moving these robust development programs forward.”

Operating expenses were $6.6 million for the first quarter of 2005, compared to $6.2 million the first quarter of 2004. Research and development expenses increased to $4.5 million for the three months ended March 31, 2005, from $4.2 million for the same period of 2004. General and administrative expenses for the first quarter of 2005 were $1.9 million, compared to $1.8 million for the same period in 2004.

“After adjustments were made due to the discontinuation of the cystic fibrosis program, and including funding from the new collaborations this quarter, we reduced our operating cash requirements for 2005 by approximately $2.5 million, or to a range of $20 to $22 million,” said Todd Simpson, Vice President Finance and Administration, Chief Financial Officer.

First quarter highlights include:

•	Reported preliminary results from Phase I trial of HIV/AIDS vaccine program –no safety concerns were identified and the vaccine was well tolerated;

•	Extended Phase I clinical program of HIV/AIDS vaccine into India that is also underway in Belgium and Germany;

•	Expanded AAV-based gene delivery platform into the area of RNA interference through collaboration with Sirna Therapeutics to develop treatment for Huntington’s disease;

•	Established collaboration with Celladon Corporation to develop AAV-based gene therapies for congestive heart failure; included $6 million equity investment in Targeted Genetics by Celladon’s lead investors in December 2004;

•	Reported that the Phase II clinical trial of tgAAVCF in patients with mild to moderate cystic fibrosis failed to meet its primary endpoint of statistically significant improvement in lung function, resulting in no further development of tgAAVCF.

About Targeted Genetics
Targeted Genetics Corporation develops gene-based products for preventing and treating acquired and inherited diseases. The Company has clinical product development programs, targeting AIDS prophylaxis and inflammatory arthritis. The Company also has a promising pipeline of product candidates focused on hyperlipidemia, congestive heart failure and Huntington’s disease that are being developed under collaboration agreements with others, and a broad platform of gene delivery technologies for application in nucleic acid-based drug development. For more information about Targeted Genetics, visit its website at www.targetedgenetics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements regarding our research programs, clinical trials, our product development and our potential to leverage our development platforms and other statements about our plans, objectives, intentions and expectations. In particular, the statements regarding the Company’s operating cash requirements, pipeline and potential application of research to any future product candidates are forward-looking statements. These statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect our actual results include, but are not limited to, delay or failure in developing a product candidate, results of animal research are not necessarily indicative of results in humans, the timing, nature and results of our research, potential development of alternative technologies or more effective products by competitors, our ability to obtain and maintain regulatory or institutional approvals, our ability to obtain, maintain and protect our intellectual property related to any of our research or product candidates, and our ability to raise capital when needed, as well as other risk factors described in the section entitled “Factors Affecting Our Operating Results, Our Business and Our Stock Price” in our Annual Report on Form 10-K for the year ended December 31, 2004. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectations.

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TARGETED GENETICS CORPORATION

(in thousands, except per share information)

	Quarter ended
	March 31,
Statement of Operations Information:	2005	2004
	(unaudited)	(unaudited)
Revenue from collaborative agreements	$2,000	$1,320

Operating expenses:
Research & development	4,539	4,237
General & administrative	1,885	1,750
Restructure charges	219	195

Total operating expenses	6,643	6,182

Loss from operations	(4,643)	(4,862)
Investment income	100	124
Interest expense	(129)	(120)

Net loss	$(4,672)	$(4,858)

Net loss per common share	$(0.05)	$(0.07)

Shares used in computation of net loss per common share	85,628	72,874

TARGETED GENETICS CORPORATION
(in thousands)

	March 31,	December 31,
Balance Sheet Information:	2005	2004
	(unaudited)
Cash and cash equivalents	$30,423	$34,096
Other current assets	379	1,057
Property and equipment, net	2,351	2,495
Other assets	32,257	32,317

Total assets	$65,410	$69,965

Current liabilities	$4,041	$3,995
Long-term obligations and other liabilities	16,273	16,208
Shareholders’ equity	45,096	49,762

Total liabilities and shareholders’ equity	$65,410	$69,965

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